Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Francis J. Conroy Interim Chief Financial Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Full Year and Fourth Quarter Results

•	Assets Under Management (AUM) increased +21% year over year to $1.5 billion

•	GAAP book value at December 31 increased $2.80 per share to $38.84 compared to $36.04 per share at prior year-end

•	Fully diluted EPS of $0.37 for the current year compared to $0.41 for the prior year; $0.67 for the current quarter compared to $0.15 in the 2016 quarter

Rye, New York, February 21, 2018 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the fourth quarter and year ended December 31, 2017.

Financial Highlights
($000s except AUM and per share data)
	Q4			Full Year
	2017		2016	2017		2016

AUM - end of period (in millions)	$1,541		$1,272	$1,541		$1,272
Revenues	11,585		16,295	26,915		31,227
Operating income/(loss) before management fee (a)	(2,776)		659	(19,673)		(10,639)
Investment and other non-operating income, net	25,478	(b)	4,599	26,650	(c)	26,577
Income before income taxes	21,989		4,731	6,264		14,345
Net income	15,800		3,647	8,837		10,218
Net income per share - diluted	$0.67		$0.15	$0.37		$0.41
Shares outstanding at December 31 (thousands)	23,639		24,255	23,639		24,255
(a)	See GAAP to non-GAAP reconciliation on page 7.
(b)
Fourth quarter and full year 2017 includes a mark-to-market gain of $11.8 million resulting from a reclassification of certain available-for-sale securities as trading securities in connection with a capital contribution to the Company’s indirect wholly-owned broker-dealer.

(c)	The full year 2017 includes the gain described in (b) above and an impairment loss of $19.1 million incurred in Q1 on GBL shares required under GAAP.

Fourth Quarter Overview

Fourth quarter operating revenues were $11.6 million versus $16.3 million in the prior year quarter, reflecting lower incentive fees and lower commissions generated by our institutional research services partially offset by higher management fees based on higher average AUM. Our operating loss for the quarter was $2.8 million compared to operating income of $0.7 million in the comparable year ago quarter.  This was mainly attributable to the decrease in revenue offset partially by lower compensation.

Fourth quarter investment and other non-operating income was $25.5 million up from $4.6 million in the fourth quarter of 2016 primarily reflecting greater gains on our investment portfolio and the absence of a $5.4 million charge due to the shareholder-designated contribution in the year ago period.

The Company recorded an income tax expense in the fourth quarter of 2017 of $6.2 million compared to $1.1 million in the comparable quarter of 2016. The increase in taxes results from higher pre-tax income offset by the revaluation of deferred tax items as a result of the reduction in the federal corporate income tax rate to 21% under the recently-enacted Tax Cut and Jobs Act. This benefit, which is based on reasonable estimates, may require future adjustment due to receipt of additional information from investment funds, changes in the Company’s assumptions, and/or the availability of further guidance and interpretations.

As a result of the factors noted above, net income for the fourth quarter of 2017 was $15.8 million or $0.67 per diluted share, versus net income of $3.6 million, or $0.15 per diluted share in the fourth quarter of 2016.

Financial Condition

Our investment in 4.4 million shares of GBL at December 31, 2017 was valued at $130 million. For the quarter, approximately half of this position was accounted for as an available for sale (“AFS”) security and changes in its value were classified as other comprehensive income. Beginning in 2018, the accounting treatment will change and all mark-to-market movements will be reflected in net income.

GAMCO issued a PIK note to AC with an initial face value of $250 million (the “GAMCO Note”) as part of AC’s spin-off in November 2015. During the fourth quarter of 2017, GBL repaid $20 million of the GAMCO Note, reducing the outstanding principal to $50 million. Total pre-payments on the GAMCO Note were $50 million for the full year. Under GAAP, the GAMCO Note is treated as a reduction of equity rather than an increase of assets. The pay down of the GAMCO Note increased our GAAP book value by approximately $2 per share.

At December 31, 2017, AC’s book value on a GAAP basis was $918 million, or $38.84 per share, compared to $874 million, or $36.04 per share, at December 31, 2016. The increase in GAAP book value per share was primarily the result of the comprehensive income for the year, the repayments of the GAMCO Note, and the buyback of approximately 600,000 shares over the prior year. Our liquid financial resources provide flexibility to pursue strategic objectives which may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchases and dividends.

Management believes that the analysis of adjusted economic book value (“AEBV”), defined as total GAAP equity plus the outstanding balance of the GAMCO Note, is useful in analyzing the Company’s financial condition. Please see the “Notes on Non-GAAP Financial Measures” on page 7. ABEV per share was $40.96 at December 31, 2017 compared to $40.16 per share at prior year-end.

Fourth Quarter Results of Operations

Assets Under Management (AUM)

	December 31, 2017	September 30, 2017	June 30, 2017	December 31, 2016
(in millions)
Event Merger Arbitrage	$1,384	$1,395	$1,202	$1,076
Event-Driven Value	91	85	142	133
Other	66	65	64	63
Total AUM	$1,541	$1,545	$1,408	$1,272

Assets Under Management at December 31, 2017 were $1.5 billion, an increase of $269 million from $1.3 billion at December 31, 2016. This increase reflects $77 million of net appreciation and $192 million of net capital inflows. Asset flows included Gabelli Merger Plus+ Trust PLC (GMP:LN), our first closed end fund which launched in July. GAMCO International SICAV – GAMCO Merger Arbitrage, our UCITS fund, also saw significant capital flows over the year as it gains traction on a number of platforms.

Revenues

Total operating revenues for the three months ended December 31, 2017 were $11.6 million versus $16.3 million in the comparable prior year period:

•
The company earned incentive fees of $4.6 million in the fourth quarter, down from $9.3 million in the prior year period, due primarily to lower investment returns in our merger arbitrage funds partially offset by higher asset levels;

•	Investment advisory fees increased to $2.6 million in the fourth quarter of 2017, up from $2.4 million in the comparable 2017 quarter, due to higher assets under management.

Investment and other non-operating income, net

During the fourth quarter of 2017, investment and other non-operating income, net was $25.5 million versus $4.6 million in the fourth quarter of 2016. Investment gains were $21.6 million in the 2017 quarter compared to $7.1 million in the comparable 2016 quarter, primarily a function of mark-to-market changes in the value of our investments and the transfer of securities described below.

During the quarter, AC contributed securities to our wholly-owned broker-dealer subsidiary. A portion of the contributed securities had qualified for AFS accounting under current generally accepted accounting principles while held by AC. Changes in the market value of AFS securities are generally recorded in other comprehensive income rather than net income. The contribution of the AFS securities to the broker-dealer resulted in the recognition of net income during the quarter since the broker-dealer does not qualify for AFS accounting treatment. The unrealized gain on the contributed AFS securities recognized in net income was reclassified from other comprehensive income in the amount of $11.8 million.

Dividends on the GBL shares and interest income from the GAMCO Note were $0.6 million in the 2017 quarter versus $1.0 million in the comparable quarter in 2016 primarily due to the reduction in the balance of the GAMCO Note.

Business and Investment Highlights

Event Driven Asset Management

Our merger arbitrage fund launched in February 1985 returned +2.9% net of expenses for the full year. Global M&A activity was robust for 2017 totaling $3.6 trillion, and setting a record for the number of announced deals worldwide. We continue to find attractive opportunities investing in announced mergers and expect future deal activity will provide further prospects to generate returns not correlated to the market.

We look forward to publishing a follow up to our 1999 book, Deals…Deals…And More Deals, in the coming months. The new publication is comprised of extensive interviews and contains tales of how arbitrageurs generate returns by investing in announced transactions.

Institutional Research

During the past year, Gabelli & Company, our institutional research services business, sponsored nine investment conferences, seven of which are presented annually:

Pump, Valve, & Water Systems – 27th Annual
Waste & Environmental Services – 3rd Annual
Specialty Chemicals – 8th Annual
Omaha Research Trip – 11th Annual
Movie & Entertainment – 9th Annual
Television Broadcasting
Aircraft Supplier & Connectivity – 23rd Annual
Automotive Aftermarket – 41st Annual
Digital Evolution within Financial Services

We also hosted 30 roadshows with institutional investors and senior executives of companies followed by our research analysts.

We continue to increase the presence of our analysts on social media platforms. We invite you to follow us on the Gabelli TV channel on YouTube (www.youtube.com) or Facebook (www.facebook.com/GabelliTV) and receive regular updates from our analysts.

Shareholder Compensation

At December 31, 2017, there were 4.5 million Class A and 19.2 million Class B shares outstanding.

During the fourth quarter, the Company repurchased approximately 147,000 shares at an average investment of $36.34 per share, for a total of $5.3 million. Since the spin-off of the Company from GAMCO, we have returned approximately $63 million to shareholders through the repurchase of approximately 2 million shares.

In addition, the Company has paid semi-annual dividends totaling $9.7 million including $2.4 million paid in January 2018.

On February 1, AC commenced an exchange offer for up to one million of its Class A shares. Tendering shareholders will receive 1.35 GAMCO Class A shares that the Company currently holds, together with cash in lieu of any fractional share. Based on the closing prices on January 31, the exchange offer represents a 15% premium over the current stock price. As the exchange ratio is fixed, however, the actual value received by a tendering shareholder will be determined by the relative prices of GAMCO and AC stock as of the conclusion of the exchange period. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on March 5, 2018, unless earlier extended or terminated.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. Management fees are largely based on a percentage of assets under management. Incentive fees are based on a percentage of the investment returns of certain clients’ portfolios. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

NOTES ON NON-GAAP FINANCIAL MEASURES

Adjusted Economic Book Value

Management believes the analysis of adjusted economic book value (“AEBV”) and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. As discussed above, for GAAP purposes, the outstanding principal amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction of equity. As GBL makes principal payments, the Company’s total equity will increase. Once the GAMCO Note is fully repaid, the Company’s total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, increased by the principal balance of the GAMCO Note. The calculations of AEBV and AEBV per share at December 31, 2017 are shown below.

($000s except per share data)
	Total	Per Share
Total equity as reported	$918,147	$38.84
Add: GAMCO Note	50,000	2.12
Adjusted economic book value	$968,147	$40.96

Operating Income/(Loss) Before Management Fee

Operating income/(loss) before management fee expense is used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense. The reconciliation of operating income/(loss) before management fee expense to operating income/(loss) is provided below.

($000s)
	Q4		Full Year
	2017	2016	2017	2016
Operating income/(loss) before management fee	$(2,776)	$659	$(19,673)	$(10,639)
Less: management fee expense	713	527	713	1,593
Operating income/(loss)	$(3,489)	$132	$(20,386)	$(12,232)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	December 31, 2017	December 31, 2016

ASSETS

Cash and cash equivalents	$293,112	$314,093
Investments	513,888	468,139
Investment in GAMCO stock	130,254	135,701
Receivable from brokers	34,881	12,588
Other receivables	30,877	18,362
Other assets	3,903	3,720

Total assets	$1,006,915	$952,603

LIABILITIES AND EQUITY

Payable to brokers	$13,281	$2,396
Income taxes payable and deferred tax liabilities	5,484	6,978
Compensation payable	12,785	17,676
Securities sold short, not yet purchased	5,731	9,984
Accrued expenses and other liabilities	5,257	37,317
Sub-total	42,538	74,351

Redeemable noncontrolling interests	46,230	4,230

Equity	961,435	972,705
4% PIK Note due from GAMCO	(50,000)	(100,000)
Accumulated comprehensive income	6,712	1,317
Total equity	918,147	874,022

Total liabilities and equity	$1,006,915	$952,603

Table II
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended December 31,

	2017	2016

Investment advisory and incentive fees	$7,233	$11,734
Institutional research services	4,282	4,532
Other revenues	70	29
Total revenues	11,585	16,295

Compensation costs	10,948	12,800
Stock-based compensation	653	449
Other operating expenses	2,760	2,387
Total expenses	14,361	15,636

Operating income (loss) before management fee	(2,776)	659

Investment gain	21,616	7,139
Interest and dividend income from GAMCO	598	1,000
Interest and dividend income, net	2,591	1,871
Shareholder-designated contribution	673	(5,411)
Investment and other non-operating income, net	25,478	4,599

Gain before management fee and income taxes	22,702	5,258
Management fee	713	527
Income before income taxes	21,989	4,731
Income tax	6,247	1,103
Net income	15,742	3,628
Net loss attributable to noncontrolling interests	(58)	(19)
Net income attributable to Associated Capital Group, Inc.	$15,800	$3,647

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.67	$0.15

Diluted	$0.67	$0.15

Weighted average shares outstanding:
Basic	23,691	24,845

Diluted	23,691	25,119

Actual shares outstanding	23,639	24,255 (a)

Notes:
(a)	Includes 424,340 of RSAs at December 31, 2016.

Table III
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Year Ended December 31,

	2017	2016

Investment advisory and incentive fees	$14,551	$18,320
Institutional research services	12,199	12,634
Other revenues	165	273
Total revenues	26,915	31,227

Compensation costs	30,644	30,968
Stock-based compensation	5,879	2,464
Other operating expenses	10,065	8,434
Total expenses	46,588	41,866

Operating loss before management fee	(19,673)	(10,639)

Investment gain	20,598	19,909
Interest and dividend income from GAMCO	3,461	8,012
Interest and dividend income, net	6,813	4,067
Shareholder-designated contribution	(4,222)	(5,411)
Investment and other non-operating income, net	26,650	26,577

Gain before management fee and income taxes	6,977	15,938
Management fee	713	1,593
Income before income taxes	6,264	14,345
Income tax/(benefit)	(2,420)	3,876
Net income	8,684	10,469
Net income/(loss) attributable to noncontrolling interests	(153)	251
Net income attributable to Associated Capital Group, Inc.	$8,837	$10,218

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.37	$0.41

Diluted	$0.37	$0.41

Weighted average shares outstanding:
Basic	23,792	24,870

Diluted	23,923	25,175

Actual shares outstanding	23,639	24,255 (a)

Notes:
(a)	Includes 424,340 of RSAs at December 31, 2016.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.